Exhibit 99.1

AVADEL PHARMACEUTICALS PLC

Consolidated Financial Statements

As of December 31, 2025 and 2024; and

For the Fiscal Years Ended December 31, 2025, 2024, and 2023

AVADEL PHARMACEUTICALS PLC

INDEPENDENT AUDITOR’S REPORT

To the shareholder and the Board of Directors of Avadel Pharmaceuticals plc

Opinion

We have audited the consolidated financial statements of Avadel Pharmaceuticals plc (the "Company"), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025 and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

March 18, 2026

AVADEL PHARMACEUTICALS PLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$165,363	$51,371
Marketable securities	—	22,406
Accounts receivable, net	49,826	34,097
Inventories	25,185	20,298
Prepaid expenses and other current assets	17,865	6,036
Total current assets	258,239	134,208
Property and equipment, net	824	453
Operating lease right-of-use assets	2,362	1,702
Goodwill	16,836	16,836
Other non-current assets	6,808	11,037
Total assets	$285,069	$164,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of operating lease liability	$757	$582
Accounts payable	8,014	7,328
Accrued expenses	55,032	40,651
Other current liabilities	12,175	273
Total current liabilities	75,978	48,834
Long-term operating lease liability	1,615	1,122
Royalty financing obligation	34,091	35,249
Other non-current liabilities	2,134	5,183
Total liabilities	113,818	90,388

Shareholders' equity:
Preferred shares, nominal value of $0.01 per share; 50,000 shares authorized; zero issued and outstanding at December 31, 2025 and 2024	—	—
Ordinary shares, nominal value of $0.01 per share; 500,000 shares authorized; 98,092 issued and outstanding at December 31, 2025 and 96,518 issued and outstanding at December 31, 2024	981	965
Additional paid-in capital	923,584	891,791
Accumulated deficit	(729,657)	(794,328)
Accumulated other comprehensive loss	(23,657)	(24,580)
Total shareholders’ equity	171,251	73,848
Total liabilities and shareholders’ equity	$285,069	$164,236

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December 31,
	2025	2024	2023

Net product revenue	$279,139	$169,117	$27,963
Cost of products sold	15,820	15,277	846
Gross profit	263,319	153,840	27,117
Operating expenses:
Research and development	42,017	15,196	13,261
Selling, general and administrative	208,435	181,043	151,705
Gain on litigation settlement, net of contingent legal fees	(57,343)	—	—
Total operating expenses	193,109	196,239	164,966
Operating income (loss)	70,210	(42,399)	(137,849)
Investment and other income, net	1,877	4,150	87
Interest expense	(9,310)	(10,830)	(9,886)
Loss on extinguishment of debt	—	—	(13,129)
Income (loss) before income taxes	62,777	(49,079)	(160,777)
Income tax benefit	(1,894)	(247)	(501)
Net income (loss)	$64,671	$(48,832)	$(160,276)

Net income (loss) per share - basic	$0.67	$(0.51)	$(2.00)
Net income (loss) per share - diluted	$0.64	$(0.51)	$(2.00)

Weighted average number of shares outstanding - basic	97,053	95,141	80,174
Weighted average number of shares outstanding - diluted	101,028	95,141	80,174

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2025	2024	2023

Net income (loss)	$64,671	$(48,832)	$(160,276)
Other comprehensive income (loss), net of tax:
Foreign currency translation income (loss)	1,087	(623)	331
Net other comprehensive (loss) income, net of income tax expense of $0, $0, and $0, respectively	(164)	(790)	2,843
Total other comprehensive income (loss), net of tax	923	(1,413)	3,174
Total comprehensive income (loss)	$65,594	$(50,245)	$(157,102)

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)

							Accumulated
					Additional		other	Total
	Ordinary shares		Preferred shares		paid-in	Accumulated	comprehensive	shareholders'
	Shares	Amount	Shares	Amount	capital	deficit	loss	equity (deficit)
Balance, December 31, 2022	62,878	$628	488	$5	$589,783	$(585,220)	$(26,341)	$(21,145)
Net loss	—	—	—	—	—	(160,276)	—	(160,276)
Other comprehensive income	—	—	—	—	—	—	3,174	3,174
Issuance of common stock under at-the-market offering program, net of issuance costs	1,564	16	—	—	11,897	—	—	11,913
Amortization of deferred issuance costs	—	—	—	—	(16)	—	—	(16)
April 2023 public offering, net of issuance costs	12,205	122	4,706	47	133,982	—	—	134,151
Mandatory Exchange of April 2027 Notes, net of issuance costs	12,347	123	—	—	101,689	—	—	101,812
Settlement of October 2023 Notes	408	4	—	—	18	—	—	22
Exercise of stock options	343	4	—	—	2,058	—	—	2,062
Vesting of restricted shares	33	—	—	—	—	—	—	—
Employee share purchase plan share issuance	47	1	—	—	230	—	—	231
Share-based compensation expense	—	—	—	—	15,811	—	—	15,811
Balance, December 31, 2023	89,825	$898	5,194	$52	$855,452	$(745,496)	$(23,167)	$87,739
Net loss	—	—	—	—	—	(48,832)	—	(48,832)
Other comprehensive income	—	—	—	—	—	—	(1,413)	(1,413)
Issuance of common stock under at-the-market offering program, net of issuance costs	640	6	—	—	9,244	—	—	9,250
Amortization of deferred issuance costs	—	—	—	—	(3)	—	—	(3)
Conversion of preferred stock into ordinary shares	5,194	52	(5,194)	(52)	—	—	—	—
Exercise of stock options	735	8	—	—	5,351	—	—	5,359
Vesting of restricted shares	11	—	—	—	—	—	—	—
Employee share purchase plan share issuance	113	1	—	—	1,360	—	—	1,361
Share-based compensation expense	—	—	—	—	20,387	—	—	20,387
Balance, December 31, 2024	96,518	$965	—	$—	$891,791	$(794,328)	$(24,580)	$73,848
Net loss	—	—	—	—	—	64,671	—	64,671
Other comprehensive income	—	—	—	—	—	—	923	923
Exercise of stock options	1,359	14	—	—	11,048	—	—	11,062
Vesting of restricted shares	96	1	—	—	(1)	—	—	—
Employee share purchase plan share issuance	119	1	—	—	957	—	—	958
Share-based compensation expense	—	—	—	—	19,789	—	—	19,789
Balance, December 31, 2025	98,092	$981	—	$—	$923,584	$(729,657)	$(23,657)	$171,251

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Cash flow from operating activities:
Net income (loss)	$64,671	$(48,832)	$(160,276)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,012	2,681	1,766
Acquired in-process research & development expense	20,000	—	—
Amortization of debt discount and debt issuance costs	—	—	2,796
Share-based compensation expense	19,789	20,387	15,811
Loss on extinguishment of debt	—	—	13,129
Deferred income taxes	(3,023)	—	—
Other adjustments	(1,125)	(828)	1,262
Net changes in assets and liabilities
Accounts receivable	(15,729)	(21,994)	(12,103)
Inventories	(5,505)	(9,219)	(9,532)
Prepaid expenses and other current assets	904	416	(2,155)
Accounts payable & other current liabilities	445	(4,093)	1,545
Accrued expenses	14,381	16,424	16,892
Other assets and liabilities	(827)	(1,849)	2,354
Net cash provided by (used in) operating activities	97,993	(46,907)	(128,511)

Cash flows from investing activities:
Purchases of property and equipment	(562)	—	—
Proceeds of marketable securities	94,483	327,781	187,136
Purchases of marketable securities	(72,011)	(276,001)	(237,229)
Upfront license payment for acquired in-process research & development	(20,000)	—	—
Net cash provided by (used in) investing activities	1,910	51,780	(50,093)

Cash flows from financing activities:
Proceeds from stock option exercises and employee share purchase plan	12,020	6,720	2,293
Proceeds from issuance of shares off the at-the-market offering program	—	9,250	11,913
Proceeds from April 2023 public offering, net of issuance costs	—	—	134,151
Payments for February 2023 Notes	—	—	(17,500)
Payments for October 2023 Notes	—	—	(21,165)
Payments for debt issuance costs	—	—	(4,357)
Proceeds from royalty purchase agreement	—	—	30,000
Net cash provided by financing activities	12,020	15,970	135,335

Effect of foreign currency exchange rate changes on cash and cash equivalents	2,069	(639)	455

Net change in cash and cash equivalents	113,992	20,204	(42,814)
Cash and cash equivalents at January 1	51,371	31,167	73,981
Cash and cash equivalents at December 31	$165,363	$51,371	$31,167

Supplemental disclosures of cash flow information:
Interest paid	$9,319	$7,181	$5,250

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

NOTE 1: Summary of Significant Accounting Policies

Avadel Pharmaceuticals plc (listed on the Nasdaq as AVDL prior to February 23, 2026 as described below) (“Avadel,” the “Company,” “we,” “our,” or “us”) is a biopharmaceutical company. The Company is registered as an Irish public limited company. The Company’s headquarters are in Dublin, Ireland with operations in Dublin, Ireland and St. Louis, Missouri, United States (“U.S.”).

Transaction Agreement with Alkermes

On October 22, 2025, the Company entered into a transaction agreement (the “Original Transaction Agreement”) by and between Avadel and Alkermes plc (“Alkermes”). On November 18, 2025, the Company entered into Amendment No. 1 (the “Amendment”) to the Original Transaction Agreement (as amended by the Amendment, the “Amended Transaction Agreement” or “Transaction Agreement”). Under the terms of the Transaction Agreement, Alkermes is to acquire Avadel (the “Transaction”) pursuant to a court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of Ireland (the “Scheme”), or under certain circumstances, subject to the terms of the Transaction Agreement, a takeover offer (as such term is defined in the Irish Takeover Panel Act, 1997, Takeover Rules, 2022) rather than the Scheme.

Following the approval by the Company’s shareholders of the Scheme on January 10, 2026, sanction of the Scheme by the High Court of Ireland on February 10, 2026, delivery of the order of the High Court sanctioning the Scheme to the Registrar of Companies in Dublin, Ireland on February 12, 2026, and other customary closing conditions, the Transaction closed on February 12, 2026. As a result of the Scheme, the Company became a wholly owned subsidiary of Alkermes.

Under the terms of the Transaction Agreement, Alkermes acquired the entire issued and to be issued ordinary share capital of Avadel for (i) $21.00 per ordinary share, nominal value $0.01 per share of the Company (each, a “Company Share”), paid in cash at closing (the “Cash Consideration”) and (ii) a non-transferable contingent value right (the “CVR”) entitling holders to a potential additional cash payment of $1.50 per Company Share, contingent upon achievement of the specified milestones set forth in the Contingent Value Rights Agreement, substantially in the form attached as Exhibit A to the Transaction Agreement (the “CVR Agreement”) (such CVRs together with the Cash Consideration, the “Consideration”).

In connection with the completion of the Transaction, the Company requested that the Nasdaq (a) halt trading of the Company Shares effective as of 7:50 p.m. New York City time on February 11, 2026 and (b) file with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 to delist the Company Shares. Upon effectiveness of such Form 25 on February 23, 2026, Alkermes and the Company filed with the SEC a Certification and Notice of Termination of Registration on Form 15 under the Exchange Act, requesting that the Company Shares be deregistered from the SEC within the next 90 days. Effective February 23, 2026, the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act were suspended with respect to the Company Shares.

Nature of Operations. LUMRYZ is an extended-release formulation of sodium oxybate indicated to be taken once at bedtime for the treatment of cataplexy or excessive daytime sleepiness (“EDS”) in patients seven years of age and older with narcolepsy.

LUMRYZ was approved by the U.S. Food and Drug Administration (“FDA”) on May 1, 2023 for the treatment of cataplexy or EDS in adults with narcolepsy. The FDA also granted Orphan Drug Exclusivity (“ODE”) to LUMRYZ for treatment of cataplexy or EDS in adults with narcolepsy for a period of seven years until May 1, 2030. In June 2023, the Company commercially launched LUMRYZ in the U.S for the treatment of cataplexy or EDS in adults living with narcolepsy. LUMRYZ was approved by the FDA for use in the treatment of cataplexy or EDS in the pediatric narcolepsy population seven years of age and older on October 16, 2024, and was granted ODE for this patient population through October 16, 2031.

The FDA has required implementation of a Risk Evaluation and Mitigation Strategy (“REMS”) to help ensure the benefits of the drug outweigh the risks of serious adverse outcomes resulting from inappropriate prescribing, misuse, abuse, and diversion of the same. Under the LUMRYZ REMS, healthcare providers who prescribe the drug must be specially certified, pharmacies that dispense the drug must be specially certified, and the drug must be dispensed only to patients who have enrolled in the LUMRYZ REMS and completed all REMS requirements, including documentation of safe use conditions.

The Company has completed patient enrollment in a pivotal trial in Idiopathic Hypersomnia (“IH”), REVITALYZ, which is a double-blind, placebo-controlled, randomized withdrawal, multicenter Phase 3 study designed to evaluate the efficacy and safety of LUMRYZ, in treating IH. LUMRYZ was granted Orphan Drug Designation (“ODD”) from the FDA for the treatment of IH on June 5, 2025.

On August 30, 2025, the Company entered into an exclusive global license agreement (the “License Agreement”) with XWPharma Ltd. (“XWPharma”) for the development and commercialization of valiloxybate, a GABAB receptor agonist, in all indications, including the treatment of sleep disorders, such as narcolepsy and IH. Under the terms of the License Agreement, XWPharma grants the Company an exclusive global license to develop, manufacture and commercialize valiloxybate worldwide, excluding mainland China, Hong Kong and Macau. For additional information about the License Agreement, see Note 4: License Agreement for additional details.

Currently, the Company’s only commercialized product is LUMRYZ. In addition to the aforementioned valiloxybate drug candidate, the Company continues to evaluate opportunities to expand its product portfolio.

Liquidity. The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The adequacy of the Company’s cash resources depends on the outcome of certain business conditions including the Company’s ongoing LUMRYZ commercialization activities and the Company’s cost structure, among other factors.

Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. The consolidated financial statements include the accounts of the Company and all subsidiaries. All intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified within the notes to the consolidated financial statements to condense line items of the same nature to conform with the current year presentation.

Concentrations of Risk. The Company’s cash, cash equivalents and marketable securities are held at three financial institutions. Due to their size, the Company believes these financial institutions represent minimal credit risk. The Company has not experienced any losses on its cash, cash equivalents, or marketable securities.

The Company is subject to credit risk from its accounts receivable related to the sale of LUMRYZ. The Company extends credit to its customers, specialty pharmacies. Customer creditworthiness is monitored, and collateral is not required. Amounts owed to the Company are presented net of an allowance that includes an assessment of expected credit losses. An allowance for credit losses is established based on expected losses. Expected losses are estimated by reviewing individual accounts, considering aging, financial condition of the debtor, payment history, current and forecast economic conditions and other relevant factors. To the extent that the Company identifies that any individual customer's credit quality has deteriorated, the Company establishes allowances based on the individual risk characteristics of that customer. The Company makes concerted efforts to collect all outstanding balances due from customers; however, amounts are written off against the allowance when the related balances are no longer deemed collectible. As of December 31, 2025, the Company did not recognize any allowances for credit losses. As of December 31, 2025, three customers accounted for 100% of gross accounts receivable, Caremark LLC (“Caremark”), which accounted for 53% of gross accounts receivable; Accredo Health Group, Inc. (“Accredo”), which accounted for 32% of gross accounts receivable; and Optum Frontier Therapies LLC (“Optum”), which accounted for 15% of gross accounts receivable. As of December 31, 2024, three customers accounted for 100% of gross accounts receivable, Caremark, which accounted for 53% of gross accounts receivable; Accredo, which accounted for 25% of gross accounts receivable; and Optum, which accounted for 22% of gross accounts receivable.

The Company attempts to maintain multiple suppliers for its active pharmaceutical ingredient (“API”) and manufacturing in order to mitigate the risk of shortfall and inability to supply market demand, but is subject to risk due to a limited number of providers. The API is currently manufactured by two outsourced contract development and manufacturing organizations (“CDMOs”) in the U.S. The drug product for commercial lots is manufactured by one outsourced CDMO in the U.S. and one outsourced CDMO outside of the U.S.

Revenue. Revenue includes sales of LUMRYZ. ASC 606 applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, an entity recognizes revenue when the performance obligations to the customer have been satisfied through the transfer of control of the goods or services. To determine the appropriate revenue recognition for arrangements that the Company believes are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to contracts only when the Company and its customer’s rights and obligations under the contract can be determined, the contract has commercial substance, and it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. For contracts that are determined to be within the scope of ASC 606, the Company identifies the promised goods or services in the contract to determine if they are separate performance obligations or if they should be bundled with other goods and services into a single performance obligation. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Product Sales

The Company sells LUMRYZ to specialty pharmacies and considers those specialty pharmacies to be its customers. Under ASC 606, revenue from product sales is recognized when the customer obtains control of the product, which occurs typically upon receipt by the customer. The Company’s gross product sales are subject to a variety of price adjustments to arrive at reported net product revenue. These adjustments include estimates of payment discounts, specialty pharmacy fees, patient financial assistance programs, rebates and product returns and are estimated based on contractual arrangements, historical trends, expected utilization of such products and other judgments and analysis.

Reserves for Variable Consideration

Revenues from product sales are recorded at the estimated net selling price, which includes reserves for estimated variable consideration to reduce gross product sales to net product revenue resulting from payment discounts, specialty pharmacy fees, patient financial assistance programs, rebates and product returns. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable if the amount is payable to the customer. The reserves are classified as a liability if the amount is payable to a party other than a customer. Where appropriate, these estimated reserves take into consideration relevant factors such as current contractual and statutory requirements, specific known market events and trends, industry data, historical trends, current and expected patient demand and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates to reduce gross selling price to net selling price. The actual net selling price ultimately may differ from our estimates.

Cost of Products Sold. Cost of products sold includes the cost of the API, manufacturing and distribution costs, packaging costs, freight, and royalties on net sales of LUMRYZ to Jazz Pharmaceuticals Inc. LUMRYZ was approved by the FDA on May 1, 2023 and the Company began shipping product to its customers in June 2023. Cost of products sold includes inventory purchased or produced that was expensed as research and development costs prior to FDA approval.

Inventories. Inventories consist of raw materials, work in process and finished products, which are stated at lower of cost or net realizable value, using the first-in, first- out method. Raw materials used in the production of pre-clinical and clinical products are expensed as research and development costs. The Company establishes reserves for inventory estimated to be obsolete, unmarketable or slow-moving on a case by case basis.

The Company capitalizes inventory costs associated with products when future commercialization is considered probable and the future economic benefit is expected to be realized, which is typically when regulatory approval is obtained for a drug candidate. As such, the Company began capitalizing costs related to inventory in May 2023 upon FDA approval of LUMRYZ. Manufacturing costs associated with inventory purchased or produced prior to FDA approval were recorded as research and development expense in prior periods.

Research and Development (“R&D”). R&D expenses consist primarily of costs related to outside services, personnel expenses, clinical studies, upfront payments for acquired in-process research and development (“IPR&D”), milestone payments incurred prior to regulatory approval of products, and other R&D expenses. Outside services and clinical studies costs relate primarily to services performed by clinical research organizations and related clinical or development manufacturing costs, materials and supplies, filing fees, regulatory support, and other third-party fees. Personnel expenses relate primarily to salaries, benefits and share-based compensation. Other R&D expenses primarily include overhead allocations consisting of various support and facilities-related costs. R&D expenditures are charged to operations as incurred. Raw materials used in the production of pre-clinical and clinical products are expensed as R&D costs.

The Company recognizes refundable R&D tax credits received for spending on innovative R&D as an offset of R&D expenses.

Advertising Expenses. The Company expenses the costs of advertising as incurred. Branded advertising expenses were $14,141, $12,186, and $6,452 for the years ended December 31, 2025, 2024, and 2023, respectively.

Contingencies. The Company is subject to potential liabilities generally incidental to its business arising out of present and future lawsuits and claims related to product liability, personal injury, contract, commercial, intellectual property, tax, employment, compliance and other matters that arise in the ordinary course of business. The Company accrues for potential liabilities when it is probable that future costs (including contingent fees and expenses) will be incurred and such costs can be reasonably estimated. At December 31, 2025 and 2024, there were no contingent liabilities with respect to any litigation, arbitration or administrative or other proceeding that are reasonably likely to have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows or liquidity.

Share-based Compensation. The Company accounts for share-based compensation based on the estimated grant-date fair value. The fair value of time-based stock options is estimated using Black-Scholes option-pricing valuation models (“Black-Scholes model”). As required by the Black-Scholes model, estimates are made of the underlying volatility of Avadel stock, a risk-free rate and an expected term of the option or warrant. The Company estimates the expected term using a simplified method, as the Company does not have enough historical exercise data for a majority of such options upon which to estimate an expected term. The Company recognizes compensation cost, net of an estimated forfeiture rate, using the accelerated method over the requisite service period of the award.

The fair value and requisite service period of market-based performance non-qualified stock options ("market-based NQSOs") is determined using the Monte Carlo valuation methodology on the date of grant. For market-based NQSOs, the Company uses a straight-line method to recognize compensation expense over the award’s requisite service period, net of estimated forfeiture rates.

Income Taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. As of December 31, 2025, the Company's worldwide cumulative loss position was significant negative evidence in assessing the need for a valuation allowance on its deferred tax assets. Although the Company generated taxable income in the current year and certain entities are in a cumulative income position, the Company has a recent history of losses from operations. Given the weight of objectively verifiable negative evidence, including historical losses from operations, the Company continues to maintain a full valuation allowance on its deferred tax assets. The valuation allowance will be reversed when the Company has shown its ability to generate sufficient taxable income on a consistent basis in future periods. The valuation allowance does not affect the Company's ability to utilize its net operating losses or other tax attributes to offset cash taxes.

The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax benefit line in the consolidated statements of income (loss). Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand, cash on deposit and fixed term deposits which are highly liquid investments with original maturities of less than three months.

Marketable Securities. The Company’s marketable securities are considered to be available for sale and are carried at fair value, with unrealized gains and losses, net of taxes, reported as a component of accumulated other comprehensive loss in shareholders’ equity, with the exception of unrealized gains and losses on equity instruments and allowances for expected credit losses, if any, which are reported in earnings in the current period. The cost of securities sold is based upon the specific identification method.

For available-for-sale debt securities in an unrealized loss position, the Company assesses whether it intends to sell or if it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value. If the criteria are not met, the Company evaluates whether the decline in fair value has resulted from a credit loss or other factors. In making this assessment, management considers, among other factors, the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized costs basis.

Property and Equipment. Property and equipment is stated at historical cost less accumulated depreciation. Construction in process reflects amounts incurred for property and equipment not yet placed into service. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Software, office and computer equipment	3 years
Leasehold improvements, furniture, fixtures and fittings	2-10 years

Goodwill. Goodwill represents the excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed. The Company has determined that it operates in a single segment and have a single reporting unit associated with the development and commercialization of pharmaceutical products. The Company tests goodwill for impairment annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company determined that no impairment of goodwill existed at December 31, 2025 and 2024.

Long-Lived Assets. Long-lived assets include fixed assets and right of use assets at contract manufacturing organizations. Long-lived assets are reviewed for impairment whenever conditions indicate that the carrying value of the assets may not be fully recoverable. Such impairment tests are based on a comparison of the pretax undiscounted cash flows expected to be generated by the asset to the recorded value of the asset or other market-based value approaches. If impairment is indicated, the asset value is written down to its market value if readily determinable or its estimated fair value based on discounted cash flows. Any significant changes in business or market conditions that vary from current expectations could have an impact on the fair value of these assets and any potential associated impairment. Certain long-lived assets are amortized using the straight-line method over a five year useful life. Amortization on long-lived assets is considered to be manufacturing overhead costs and is either capitalized into inventory or expensed in the period incurred. The Company determined that no impairment of long-lived assets existed at December 31, 2025 and 2024.

Lease Obligations. The Company determines if a contract is a lease at the inception of the arrangement. Right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. The Company reviews all options to extend, terminate, or purchase its right-of-use assets at the inception of the lease and will include these options in the lease term when they are reasonably certain of being exercised. Short term leases with an initial term of 12 months or less are not recorded on the balance sheet and the associated lease payments are recognized in the consolidated statements of income (loss) on a straight-line basis over the lease term. The Company’s lease contracts do not provide a readily determinable implicit rate. The Company’s estimated incremental borrowing rate is based on information available at the inception of the lease. The Company’s lease agreements may contain variable costs such as common area maintenance, insurance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the consolidated statements of income (loss).

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the periods presented. These estimates and assumptions are based on the best information available to management and depending on the nature of the estimate can require significant judgments. Changes to these estimates and judgments can have and have had a material impact on the Company’s consolidated financial statements. Actual results could differ from those estimates under different assumptions or conditions.

Subsequent Events. The Company has evaluated subsequent events for recognition or disclosure through March 18, 2026, the date the financial statements were available to be issued. See section Transaction Agreement with Alkermes within this Note 1,

Note 11: Royalty Financing Obligation, Note 15: Equity Instruments and Transactions, and Note 16: Share-Based Compensation for additional information on subsequent events.

NOTE 2: Newly Issued Accounting Standards

Recently Adopted Accounting Guidance

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. The ASU is effective for annual periods beginning after December 15, 2024. The Company adopted the provisions of ASU 2023-09 for the annual period beginning on January 1, 2025. See Note 12: Income Taxes for additional information.

Recent Accounting Guidance Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40), to require disclosure, in the notes to financial statements, of specified information about certain costs and expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact adopting ASU 2024-03 will have on its financial statement disclosures.

NOTE 3: Revenue Recognition

The Company’s source of net product revenue during the years ended December 31, 2025, 2024, and 2023 consists solely of sales of LUMRYZ in the U.S.

For the years ended December 31, 2025, 2024, and 2023, three customers accounted for 100% of sales. The following table presents a summary of the percentage of total gross sales to customers:

Sales by Customer	2025	2024	2023

Caremark	42%	44%	39%
Accredo	41%	37%	41%
Optum	17%	19%	20%

NOTE 4: License Agreement

On August 30, 2025, the Company entered into an exclusive global license agreement with XWPharma Ltd. (“XWPharma”) for the development and commercialization of valiloxybate, a GABAB receptor agonist, in all indications, including the treatment of sleep disorders, such as narcolepsy and IH. Under the terms of the License Agreement, XWPharma grants the Company an exclusive global license to develop, manufacture and commercialize valiloxybate worldwide, excluding mainland China, Hong Kong and Macau.

XWPharma received upfront payments totaling $20,000 during the year ended December 31, 2025. XWPharma is eligible to receive milestone payments associated with certain development milestones of up to $30,000. XWPharma may receive up to an aggregate of $155,000 in performance-based tiered sales milestones for first achievement of annual net sales up to $750,000. For first achievement of annual net sales exceeding $750,000 and up to $3,500,000, XWPharma may receive certain performance-based sales milestone payments equal to 10% of each of those sales milestones. In addition, XWPharma may receive tiered royalties ranging from high-single digit to mid-teens, as a percentage of annual net sales of the licensed products, and also an additional $10,000 milestone payment after the first commercial sale in the U.S. for each indication beyond narcolepsy and IH following the FDA’s approval for same.

The Company accounted for the License Agreement as an asset acquisition under ASC Topic 805, Business Combinations, as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable IPR&D asset, valiloxybate. There was no material value assigned to any other assets or liabilities acquired in the acquisition. The IPR&D asset has no alternative future use and, as such, the $20,000 total upfront payments discussed above were recorded as a charge to R&D expense during the year ended December 31, 2025.

The Company has not recorded any of the contingent consideration payments as a liability in the accompanying consolidated balance sheets as none of the future events which would trigger a milestone or royalty payment were considered probable of occurring as of December 31, 2025.

Unless earlier terminated, the term of the License Agreement will continue until expiration of the last royalty term for the applicable product in the applicable country.

NOTE 5: Fair Value Measurements

The Company is required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, the Company uses fair value extensively when accounting for and reporting certain financial instruments, when measuring certain contingent consideration liabilities and in the initial recognition of net assets acquired in a business combination. Fair value is estimated by applying the hierarchy described below, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as a market-based measurement that should be determined based on the assumptions that marketplace participants would use in pricing an asset or liability. When estimating fair value, depending on the nature and complexity of the asset or liability, the Company may generally use one or each of the following techniques:

•
Income approach, which is based on the present value of a future stream of net cash flows.

•
Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

As a basis for considering the assumptions used in these techniques, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•
Level 1 - Quoted prices for identical assets or liabilities in active markets.

•
Level 2 - Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

•
Level 3 - Unobservable inputs that reflect estimates and assumptions.

The following table summarizes the financial instruments measured at fair value on a recurring basis classified in the fair value hierarchy (Level 1, 2 or 3) based on the inputs used for valuation in the accompanying consolidated balance sheets:

	As of December 31, 2025			As of December 31, 2024
Fair Value Measurements:	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Marketable securities (see Note 6)
Government securities - U.S.	$—	$—	$—	$22,406	$—	$—
Total assets	$—	$—	$—	$22,406	$—	$—

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. During the year ended December 31, 2025, there were no transfers in and out of Level 1, 2, or 3. During the years ended December 31, 2025, 2024, and 2023, the Company did not recognize any allowances for credit losses.

Some of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable and accounts payable, are reflected in the consolidated balance sheets at carrying value, which approximates fair value due to their short-term nature.

Royalty Financing Obligation

As of December 31, 2025 and 2024, the carrying value of the royalty financing obligation under the Royalty Purchase Agreement (“RPA”) approximated its fair value and was measured using the estimates of forecasted net product revenue based on current contractual and statutory requirements, specific known market events and trends, industry data, historical trends, current and expected patient demand and forecasted customer buying and payment patterns (Level 3 inputs). See Note 11: Royalty Financing Obligation for additional information regarding the Company’s royalty financing obligation.

NOTE 6: Marketable Securities

The Company had investments in available-for-sale debt securities that were recorded at fair market value. The change in the fair value of available-for-sale debt investments was recorded as accumulated other comprehensive loss in shareholders’ equity, net of income tax effects.

The Company did not have any available-for-sale debt securities at December 31, 2025. As of December 31, 2024, the Company considered any decreases in fair value on its marketable securities to be driven by factors other than credit risk, including market risk.

The following table shows the Company’s available-for-sale securities’ adjusted cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category as of December 31, 2024:

	2024
Marketable Securities:	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value

Government securities - U.S.	$22,242	$164	$—	$22,406
Total investments	$22,242	$164	$—	$22,406

The Company determined realized gains or losses on the sale of marketable securities on a specific identification method. The Company reflected these gains and losses as a component of investment and other income, net in the accompanying consolidated statements of income (loss).

The Company recognized gross realized gains of $499, $1,625 and $988 for the years ended December 31, 2025, 2024 and 2023, respectively. These realized gains were offset by no gross realized losses for the years ended December 31, 2025 and 2024 and gross realized losses of $2,791 for the year ended December 31, 2023.

The Company classified its investment in available-for-sale marketable debt securities as current assets in the consolidated balance sheets as the securities needed to be available for use, if required, to fund current operations. There were no restrictions on the sale of any securities in the Company’s investment portfolio.

NOTE 7: Inventories

The principal categories of inventories at December 31, 2025 and 2024 were comprised of the following:

Inventory:	2025	2024

Raw materials and supplies	$5,744	$5,199
Work in process	3,003	4,963
Finished goods	16,438	10,136
Total	$25,185	$20,298

NOTE 8: Property and Equipment, net

The principal categories of property and equipment, net at December 31, 2025 and 2024 are as follows:

Property and Equipment, net:	2025	2024

Software, office and computer equipment	$505	$832
Furniture, fixtures and fittings	333	634
Construction in process	562	—
Less - accumulated depreciation	(576)	(1,013)
Total	$824	$453

Depreciation expense for the years ended December 31, 2025, 2024 and 2023 was $60, $132 and $254, respectively.

NOTE 9: Goodwill

The Company’s goodwill is $16,836 at December 31, 2025 and 2024.

No impairment loss related to goodwill was recognized during the years ended December 31, 2025, 2024 and 2023.

NOTE 10: Leases

The Company leases office space and a production suite. All leased facilities are classified as operating leases with remaining lease terms between three and four years. The Company determines if a contract is a lease at the inception of the arrangement. The Company reviews all options to extend, terminate, or purchase its right-of-use assets at the inception of the lease and will include these options in the lease term when they are reasonably certain of being exercised. The Company’s lease agreements do not contain any material residual value guarantees or material variable lease payments. For the Company’s leased production suite, contract consideration was allocated to lease and non-lease components on the basis of relative standalone price.

For the leased office space and production suite, the total components of lease costs are included in selling, general and administrative expenses and cost of products sold, respectively, in the consolidated statements of income (loss) for the years ended December 31, 2025, 2024 and 2023 as follows:

Lease cost:	2025	2024	2023

Operating lease costs	$933	$1,058	$1,039
Sublease income	(11)	(128)	(123)
Total lease cost	$922	$930	$916

During the year ended December 31, 2025, the Company increased its operating lease liabilities by $1,383 due to a lease modification to increase the lease term for the office space, offset by $923 for cash paid. During the year ended December 31, 2024, the Company reduced its operating lease liabilities by $1,091 for cash paid.

As of December 31, 2025, the Company’s operating leases have a weighted-average remaining lease term of 2.9 years and a weighted-average discount rate of 8.1%. The Company’s lease contracts do not provide a readily determinable implicit rate. The Company’s estimated incremental borrowing rate is based on information available at the inception of the lease.

Maturities of the Company’s operating lease liabilities are as follows:

Maturities	Operating Leases

2026	$916
2027	924
2028	772
2029	38
Thereafter	—
Total lease payments	2,650
Less: interest	(278)
Present value of lease liabilities	$2,372

NOTE 11: Royalty Financing Obligation

On March 29, 2023, the Company and Avadel CNS Pharmaceuticals, LLC entered into the RPA with RTW Investments, L.P. (“RTW”) for up to $75,000 of royalty financing in two tranches. The first tranche of $30,000 became available upon satisfaction of certain conditions which included the Company’s first shipment of LUMRYZ. The second tranche became available to use, at the Company’s election, when the Company achieved quarterly net revenue of $25,000 prior to the quarter ending June 30, 2024. The Company allowed the second tranche to expire on August 31, 2024 and paid a one-time commitment fee of $2,000 to RTW in accordance with the terms of the RPA.

On August 1, 2023, the Company received the first tranche of $30,000. The Company is required to make quarterly royalty payments calculated as 3.75% of worldwide net product revenue of LUMRYZ, up to a total payback of $75,000.

The RPA is recorded as a royalty financing obligation on the consolidated balance sheets based on the Company’s evaluation of the terms of the RPA. The accounts receivable and inventory balances of LUMRYZ are pledged as collateral for the RPA. There are no subjective acceleration clauses or provisions, and there are no covenants in violation or other clauses that would cause the full amount of the royalty financing obligation to be callable unless a change of control is consummated, as defined in the RPA. As provided under the terms of the RPA following the announcement of the Original Transaction Agreement, RTW notified the Company of its intent to exercise its put option, as defined in the RPA, which was contingent on the closing of the Transaction with Alkermes. On February 12, 2026, in connection with the Transaction, the Company exercised its option to prepay RTW approximately $60,247 to terminate existing royalty payments and obligations pursuant to the RPA. The RPA was terminated upon receipt of the payment. As the exercise occurred after the balance sheet date, the royalty financing obligation remains a long-term obligation in the Company’s consolidated balance sheets at December 31, 2025.

The Company imputes interest using the effective interest method and records interest expense based on the unamortized royalty financing obligation. The Company’s estimate of the interest rate under the RPA is based primarily on forecasted net revenue and the calculated amounts and timing of net royalty payments to reach the total payback of $75,000. As of December 31, 2025 and 2024 the effective interest rate is estimated as 25.4% and 25.2%, respectively. The Company accounts for changes in the imputed interest rate resulting from changes in forecasted net product revenue using the prospective method.

The following table shows the activity within the royalty financing obligation account:

Royalty Financing Obligation:	2025	2024

Royalty financing obligation – beginning balance	$37,139	$33,490
Accretion of imputed interest expense on royalty financing obligation	9,310	10,830
Less: royalty payments made to RTW	(9,319)	(5,181)
Less: one-time payment for expiration of second tranche	—	(2,000)
Royalty financing obligation – ending balance	37,130	37,139
Less: royalty payable to RTW classified within accrued expenses	(3,039)	(1,890)
Royalty financing obligation, non-current	$34,091	$35,249

The accretion of imputed interest expense is reflected as interest expense in the consolidated statements of income (loss). For the years ended December 31, 2025, 2024, and 2023, the total interest expense related to the royalty financing obligation was $9,310, $10,830, and $3,743, respectively. The remaining interest expense incurred for the year ended December 31, 2023 was related to the 4.50% exchangeable senior notes due February 2023 (“February 2023 Notes”) and the 4.50% exchangeable senior notes due October 2023 (“October 2023 Notes”, together, the “2023 Notes”).

NOTE 12: Income Taxes

The components of income (loss) before income taxes for the following years ended December 31, are as follows:

Income (Loss) Before Income Taxes:	2025	2024	2023

Ireland	$29,966	$(3,597)	$(45,689)
U.S.	32,874	(45,371)	(114,942)
Other	(63)	(111)	(146)
Total income (loss) before income taxes	$62,777	$(49,079)	$(160,777)

The income tax (benefit) provision consists of the following for the years ended December 31:

	Year Ended December 31,
(In thousands)	2025	2024	2023
Current:
Ireland	$537	$—	$—
U.S. Federal	418	—	—
U.S. - State	174	—	(661)
Total current	1,129	—	(661)

Deferred:
U.S. - State	(3,023)	(247)	160
Total deferred	(3,023)	(247)	160

Income tax benefit	$(1,894)	$(247)	$(501)

The reconciliation between income taxes at the statutory rate and the Company’s benefit for income taxes is as follows for the following years ended December 31:

Reconciliation to Effective Income Tax Rate(1):	2025
	Amount	Percent
Income tax provision - at statutory tax rate	$7,847	12.5%
State and local income taxes, net of national income tax effect(2)	—	—
Foreign tax effects
U.S.
Statutory tax rate difference between U.S. and Ireland	1,382	2.2%
Share-based compensation	1,051	1.7%
Change in valuation allowances	(4,043)	(6.4)
Other	199	0.3%
Other foreign jurisdictions	8	—
Effect of changes in tax law or rates enacted in the current period(2)	—	—
Effect of cross-border tax laws(2)	—	—
Tax credits(2)	—	—
Change in valuation allowances	(6,816)	(10.9)%
Nontaxable or nondeductible items
Share-based compensation	680	1.1%
Foreign exchange gain	(718)	(1.1)%
Transaction costs	3,046	4.8%
Change in unrecognized tax benefits	(3,023)	(4.8)%
Rate difference between Ireland passive (non-trading) and statutory (trading) tax rate	(1,477)	(2.4)%
Other adjustments	(30)	—
Income tax benefit - at effective income tax rate	$(1,894)	(3.0)%

(1) The Company adopted the provisions of ASU 2023-09 on a prospective basis for the annual period beginning on January 1, 2025.

(2) The impact of individual reconciling items using a dash are not material to financial statements considering the nature and relative significance of the reconciling item

	2024		2023
Reconciliation to Effective Income Tax Rate:	Amount	Percent	Amount	Percent

Income tax provision - at statutory tax rate	$(6,135)	12.5%	$(20,097)	12.5%
Differences in international tax rates	(2,991)	6.1%	(6,635)	4.1%
Return to provision	2,632	(5.4)%	856	(0.5)%
Change in valuation allowances	4,982	(10.2)%	24,332	(15.1)%
Nondeductible share-based compensation	1,444	(2.9)%	798	(0.5)%
Unrecognized tax benefits	(218)	0.4%	160	(0.1)%
State and local taxes (net of federal)	778	(1.6)%	(5,614)	3.5%
Nondeductible interest expense	(848)	1.7%	4,362	(2.7)%
Orphan drug R&D tax credit	(30)	0.1%	899	(0.6)%
Other	139	(0.2)%	438	(0.3)%
Income tax benefit - at effective income tax rate	$(247)	0.5%	$(501)	0.3%

The income tax benefit for the year ended December 31, 2025 was $1,894, resulting in an effective tax rate of (3.0)% compared to the income tax benefit for the year ended December 31, 2024 of $247, resulting in an effective tax rate of 0.5%. The increase in income tax benefit was driven primarily by a $3,023 net release of unrecognized tax benefits due to the expiration of their statute of limitations, partially offset by current income tax expense recorded in 2025.

Unrecognized Tax Benefits

The Company or one of its subsidiaries files income tax returns in Ireland, France, U.S. and various states. The Company is no longer subject to examinations prior to 2020, 2021, and 2022 for U.S. Federal and state and local taxes, Irish taxes, and French taxes, respectively.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the years ended December 31:

Unrecognized Tax Benefit Activity	2025	2024	2023

Balance at January 1:	$2,724	$3,035	$3,143
Increases for tax positions of prior years	—	—	—
Statute of limitations expiration	(1,637)	(311)	(108)
Settlements	—	—	—
Balance at December 31:	$1,087	$2,724	$3,035

At December 31, 2025, 2024 and 2023, there are $1,087, $2,724, and $3,035 of unrecognized tax benefits that if recognized would affect the annual effective tax rate.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax benefit. During the year ended December 31, 2025, the Company released $1,380 in interest and penalties and during the years ended December 31, 2024 and 2023, the Company recognized $56 and $268 in interest and penalties, respectively. The Company had $1,047 and $2,427 for the payment of interest and penalties accrued at December 31, 2025 and 2024, respectively.

Deferred Tax Assets (Liabilities)

Deferred income tax provisions reflect the effect of temporary differences between consolidated financial statement and tax reporting of income and expense items. The net deferred tax assets (liabilities) at December 31, 2025 and 2024 resulted from the following temporary differences:

Net Deferred Tax Assets and Liabilities:	2025	2024

Deferred tax assets:
Net Operating Loss carryforwards	$66,772	$68,568
Share-based compensation	10,586	9,791
Royalty income	9,335	9,334
Orphan drug and R&D tax credit	4,095	4,095
Reserves and other accruals	4,019	4,603
Acquired IPR&D	2,500	—
Amortization	866	970
Other	558	1,176
Interest expense carryforward	490	1,460
Capitalized research costs	—	1,568
Gross deferred tax assets	99,221	101,565

Deferred tax liabilities:
Prepaid expenses	—	—
Gross deferred tax liabilities	—	—

Less: valuation allowances	(99,221)	(101,565)

Net deferred tax assets	$—	$—

At December 31, 2025, the Company had $62,459 of net operating losses in Ireland that do not have an expiration date and $282,743 of net operating losses and $1,948 of 163(j) carryforwards in the U.S. Of the $282,743 of net operating losses in the U.S., $10,365 were acquired due to the acquisition of FSC Therapeutics and FSC Laboratories, Inc., (collectively “FSC”) and $272,378 are due to the losses at US Holdings, of which $57,586 are state net operating losses. The portion due to the acquisition of FSC will expire in 2034 through 2035. The remaining U.S. net operating loss and 163(j) carryforwards do not have an expiration date. A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that a deferred tax asset will not be realized. This assessment is based on an evaluation of the level of historical taxable income and projections for future taxable income. For the year ended December 31, 2025, the Company recorded a net decrease to the valuation allowance related primarily to decreases in net operating loss, interest expense limitation, and capitalized research cost deferred tax assets, partially offset by increases in share-based compensation and acquired IPR&D deferred tax assets. In addition to net operating losses and 163(j) carryforwards, the Company has U.S. Orphan Drug tax credit carryforwards of $3,059 as well as U.S. Research and Development credits of $1,011. The Orphan Drug Credit and Research and Development credits will expire in 2040 through 2044.

Net operating losses and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The FSC U.S. net operating losses are subject to an annual limitation as a result of the FSC acquisition under Internal Revenue Code Section 382 and will not be fully utilized before they expire. No other attributes are currently subject to an annual limitation.

The Company's worldwide cumulative loss position is significant negative evidence in assessing the need for a valuation allowance on its deferred tax assets. Although the Company generated taxable income in the current year and certain entities are in a cumulative income position, the Company has a recent history of losses from operations. Given the weight of objectively verifiable negative evidence, including historical losses from operations, the Company continues to maintain a full valuation allowance on its deferred tax assets. The valuation allowance will be reversed when the Company has shown its ability to generate sufficient taxable income on a consistent basis in future periods. The valuation allowance does not affect the Company's ability to utilize its net operating losses or other tax attributes to offset cash taxes.

The Company recorded a valuation allowance against all of its net operating losses in Ireland, France and the U.S. as of December 31, 2025 and 2024. The Company intends to continue maintaining a full valuation allowance on the Irish, French and U.S. net operating losses until there is sufficient evidence to support the reversal of all or some portion of these allowances.

At December 31, 2025, the Company has unremitted earnings outside of Ireland as measured on a U.S. GAAP basis. The measure of earnings for the purposes of taxation of a distribution may be different from the amounts reported for financial statement purposes. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends or if the Company were to sell its stock in the relevant subsidiaries, net of any prior income taxes paid. It is not practicable to estimate the amount of deferred tax liability on such earnings, if any.

At December 31, 2025, the Company recorded $11,014 of income taxes payable associated with intercompany profit on inventory held, which is reported in prepaid expenses and other current assets. Refer to Note 13: Other Assets and Liabilities.

R&D Tax Credits Receivable

The French and Irish governments provide tax credits to companies for spending on innovative R&D. These credits may be applied against income taxes payable or may be refundable depending on the specific tax credit regime. As of December 31, 2025 and 2024, the Company’s net research tax credit receivable amounts to $563 and $587, respectively, representing an Irish R&D tax credit.

One Big Beautiful Bill Act

H.R.1, the One Big Beautiful Bill Act (“OBBBA”) was signed into law on July 4, 2025. The OBBBA contains a broad range of tax reform provisions affecting U.S. businesses. The legislation did not have a material impact to the Company’s financial position, results of operations, and cash flows during the year ended December 31, 2025.

NOTE 13: Other Assets and Liabilities

Various other assets and liabilities are summarized for the years ended December 31, as follows:

Prepaid Expenses and Other Current Assets:	2025	2024

Prepaid taxes	$11,014	$—
Prepaid and other expenses	6,140	5,154
Other	711	882
Total	$17,865	$6,036

Other Non-Current Assets:	2025	2024

Right of use assets at contract manufacturing organizations	$6,528	$10,700
Other	280	337
Total	$6,808	$11,037

Accrued Expenses:	2025	2024

Reserves for variable consideration	$22,423	$14,218
Accrued professional fees and other	15,430	12,019
Accrued compensation	11,021	6,515
Accrued royalties	6,158	7,899
Total	$55,032	$40,651

Other Current Liabilities:	2025	2024

Tax liabilities	$12,143	$—
Other	32	273
Total	$12,175	$273

Other Non-Current Liabilities:	2025	2024

Tax liabilities	$2,134	$5,151
Other	—	32
Total	$2,134	$5,183

NOTE 14: Contingent Liabilities and Commitments

Litigation

The Company is subject to potential liabilities generally incidental to its business arising out of present and future lawsuits and claims related to product liability, personal injury, contract, commercial, intellectual property, tax, employment, compliance and other matters that arise in the ordinary course of business. The Company accrues for potential liabilities when it is probable that future costs (including contingent fees and expenses) will be incurred and such costs can be reasonably estimated. At December 31, 2025 and 2024, there were no contingent liabilities with respect to any litigation, arbitration or administrative or other proceeding that are reasonably likely to have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows or liquidity.

Settlement Agreement

On October 21, 2025, Avadel CNS entered into a Settlement and License Agreement (the “Settlement Agreement”) with Jazz Pharmaceuticals, Inc. (“Jazz”) to resolve the First Complaint, Second Complaint, Third Complaint, Fourth Complaint, Avadel Complaint, Second Avadel Complaint, Third Avadel Complaint, Fourth Avadel Complaint and Fifth Avadel Complaint (collectively, the “Lawsuits,” each as defined below in the note herein).

The Settlement Agreement provides for, among other things, (i) a payment by Jazz of $90,000 (the “Settlement Payment”) to Avadel CNS, which was timely paid, and a waiver by Jazz of its right to receive royalties and/or damages on sales of LUMRYZ through September 30, 2025; (ii) dismissal of the Lawsuits with prejudice, which occurred on October 27, 2025, following the Settlement Payment; (iii) the payment by Avadel CNS to Jazz of royalties with respect to (1) LUMRYZ sold for narcolepsy at a rate of 3.85% of net sales from October 1, 2025 through February 18, 2036, (2) LUMRYZ for indications (including any indications related to idiopathic hypersomnia) other than cataplexy or excessive daytime sleepiness in patients with narcolepsy at a rate of 10% of net sales from March 1, 2028 through February 28, 2036, and (3) LUMRYZ sold for other certain indications from October 1, 2025 through February 29, 2028 as set forth in the Settlement Agreement; (iv) a grant by Jazz to Avadel CNS of a worldwide, non-exclusive, perpetual, irrevocable, non-terminable, non-transferrable (except as expressly provided in the Settlement Agreement) royalty-bearing license, without the right to sublicense (except as provided in the Settlement Agreement), to any past, present, or future patents that could be asserted against LUMRYZ for any indication; (v) agreement by Jazz not to challenge the approval or approvability of LUMRYZ; and (vi) a grant by Avadel CNS to Jazz of a worldwide, non-exclusive, perpetual, irrevocable, non-terminable, non-transferrable (except as expressly provided in the Settlement Agreement), royalty-free, fully paid-up covenant not to sue, without the right to sublicense (except as expressly provided in the Settlement Agreement), Avadel CNS’ patents in connection with XYWAV and XYREM. Royalties payable by Avadel CNS under the Settlement Agreement are subject to certain adjustments as set forth therein.

The parties have also agreed to, among other things, a customary mutual release of all claims arising out of or relating to the Lawsuits.

In settling the Lawsuits, Avadel CNS is not admitting any liability, and entry into the Settlement Agreement does not constitute an admission of liability or fault or an admission regarding the accuracy of any allegation made by the plaintiffs or plaintiffs’ counsel.

The Company recognized a $57,343 gain during the year ended December 31, 2025 resulting from the $90,000 Settlement Payment, less $32,657 withheld by external legal counsel in legal fees and expenses that were contingent on a monetary settlement. The Company received $57,343 in cash on October 27, 2025. The gain is recorded in gain on litigation settlement, net of contingent legal fees within operating income (loss) in the consolidated statements of income (loss).

Pursuant to the Settlement Agreement, the Company reversed approximately $5,300 of estimated royalties previously recorded in cost of products sold up to December 31, 2024 related to Patent No. 11147782, following Jazz’s waiver of its rights to receive royalties and damages on prior sales of LUMRYZ through September 30, 2025. The Company recorded $3,120 of royalties on net sales of LUMRYZ beginning October 1, 2025 through December 31, 2025 in cost of products sold.

First Jazz Complaint

On May 12, 2021, Jazz Pharmaceuticals, Inc. (“Jazz”) filed a formal complaint (the “First Complaint”) initiating a lawsuit in the United States District Court for the District of Delaware (the “Court”) against Avadel Pharmaceuticals plc, Avadel US Holdings, Inc., Avadel Management Corporation, Avadel Legacy Pharmaceuticals, LLC, Avadel Specialty Pharmaceuticals, LLC, and Avadel CNS Pharmaceuticals, LLC (collectively, the “Avadel Parties”). In the First Complaint, Jazz alleges the sodium oxybate product (“Proposed Product”) described in the NDA owned by Avadel CNS Pharmaceuticals, LLC (“Avadel CNS”) will infringe at least one claim of U.S. Patent No. 8731963, 10758488, 10813885, 10959956 and/or 10966931 (collectively, the “patents-in-suit”). The First Complaint further includes typical relief requests such as preliminary and permanent injunctive relief, monetary damages and attorneys’ fees, costs and expenses.

On June 3, 2021, the Avadel Parties timely filed their Answer and Counterclaims (the “Avadel Answer”) with the Court in response to the First Complaint. The Avadel Answer generally denies the allegations set forth in the First Complaint, includes numerous affirmative defenses (including, but not limited to, non-infringement and invalidity of the patents-in-suit), and asserts a number of counterclaims seeking i) a declaratory judgment of non-infringement of each patent-in-suit, and ii) a declaratory judgment of invalidity of each patent-in-suit.

On June 18, 2021, Jazz filed its Answer (“Jazz Answer”) with the Court in response to the Avadel Answer. The Jazz Answer generally denies the allegations set forth in the Avadel Answer and sets forth a single affirmative defense asserting that Avadel has failed to state a claim for which relief can be granted.

On June 21, 2021, the Court issued an oral order requiring the parties to i) confer regarding proposed dates to be included in the Court’s scheduling order for the case, and ii) submit a proposed order, including a proposal for the length and timing of trial, to the Court by no later than July 21, 2021.

On July 30, 2021, the Court issued a scheduling order establishing timing for litigation events including i) a claim construction hearing date of August 2, 2022, and ii) a trial date of October 30, 2023.

On October 18, 2021, consistent with the scheduling order, Jazz filed a status update with the Court indicating that Jazz did not intend to file a preliminary injunction with the Court at this time. Jazz further indicated that it would provide the Court with an update regarding whether preliminary injunction proceedings may be necessary after receiving further information regarding the FDA’s action on Avadel CNS’s NDA.

On January 4, 2022, the Court entered an agreed order dismissing this case with respect to Avadel Pharmaceuticals plc, Avadel US Holdings, Inc., Avadel Specialty Pharmaceuticals, LLC, Avadel Legacy Pharmaceuticals, LLC, and Avadel Management Corporation. A corresponding order was entered in the two below cases on the same day.

On February 25, 2022, Jazz filed an amended Answer to the Avadel Parties’ Counterclaims (the “Jazz First Amended Answer”). The Jazz First Amended Answer is substantially similar to the Jazz Answer except insofar as it adds an affirmative defense for judicial estoppel and unclean hands. Corresponding amended answers were filed in the two below cases on the same day.

On June 23, 2022, Avadel CNS filed a Renewed Motion for Judgment on the Pleadings, with respect to its counterclaim against Jazz seeking to have U.S. Patent No. 8731963 (the “REMS Patent”) delisted from the Orange Book and seeking to have the motion resolved concurrent with the parties’ Markman hearing on August 31, 2022. On July 7, 2022, Jazz filed a response styled as Objections to Avadel CNS’ Motion for Judgment on the Pleadings. On July 14, 2022, Avadel CNS replied to Jazz’s response, and on July 21, 2022, Avadel CNS requested oral argument on its delisting motion simultaneous with the Markman hearing. On August 24, 2022, the Court ordered Jazz to respond substantively to Avadel CNS’ motion, which Jazz did on August 26, 2022. Avadel CNS filed its reply on August 28, 2022.

On August 23, 2022, the Markman hearing was postponed. On September 7, 2022, the case was reassigned to a new judge, and the Markman hearing was held on October 25, 2022. At the Markman hearing, Avadel CNS reiterated its request for an expedited hearing on the Renewed Motion for Judgment on the Pleadings for the delisting of the REMS Patent. On October 28, 2022, the Court granted Avadel CNS’ request and scheduled the hearing for November 15, 2022.

The Court held the Markman hearing on November 15, 2022 and issued a claim construction ruling on November 18, 2022. Also, on November 18, 2022 the Court granted Avadel’s Renewed Motion for Judgment on the Pleadings and ordered Jazz to request delisting of the REMS Patent from the Orange Book. On November 22, 2022, Jazz appealed that decision and on December 14, 2022, the Federal Circuit issued a stay of the delisting order until further notice. Oral argument was held February 14, 2023. On February 24, 2023, the United States Court of Appeals for the Federal Court affirmed the previous ruling from the Court, ordering the delisting of the REMS Patent from the Orange Book, which has since occurred. On March 7, 2023, in response to a joint stipulation filed by the parties, the Court issued an order dismissing Jazz’s infringement claims against the Avadel Parties relating to the REMS Patent as well as Avadel Parties’ noninfringement and invalidity counterclaims relating to the REMS Patent.

On March 15, 2023, the parties submitted a Stipulation and Proposed Order Modifying the Case Schedule to accommodate additional claim construction proceedings. On April 26, 2023, the parties filed their Supplemental Joint Claim Construction Brief.

On July 3, 2023, the Court issued a modified scheduling order establishing a new trial date of February 26, 2024.

On July 21, 2023, in response to a Court order, the parties submitted a Stipulation and Proposed Order Modifying the Case Schedule with an updated proposed schedule to accommodate additional claim construction proceedings. On August 4, 2023, the Court entered a modified version of the parties’ proposed schedule, which was revised on August 28, 2023. The parties’ Second Supplemental Joint Claim Construction Brief was filed on October 10, 2023, and a Markman hearing regarding the disputed terms occurred on November 1, 2023. The Court issued its claim construction order on December 15, 2023.

On August 15, 2023, Avadel renewed its request to consolidate this litigation with the litigation described in the Avadel Complaint below. On November 3, 2023, the Court denied that request.

On November 30, 2023, the parties filed cross motions for summary judgment. The parties filed opposition briefs on December 15, 2023. The parties filed reply briefs on December 22, 2023. On February 14, 2024, the Court denied the parties’ summary judgment motions. On February 15, 2024, the Court held its Pretrial Conference. Trial was held from February 26, 2024 to March 1, 2024 (the “February Patent Trial”). On March 4, 2024, the jury returned a verdict of no infringement for U.S. Patent No. 10758488 and infringement of U.S. Patent No. 11147782, with damages of $234.

On March 19, 2024, the Court issued a Supplemental Scheduling Order setting a June 4, 2024 hearing on Jazz’s request for a permanent injunction or ongoing royalty. Briefing on Jazz’s request closed on May 20, 2024, and the hearing was held June 4, 2024. On August 27, 2024, the Court issued an opinion and order enjoining Avadel from infringing claim 24 of U.S. Patent No. 11147782. That injunction excluded certain categories of conduct, including permitting Avadel to continue making, using and selling LUMRYZ for the treatment of narcolepsy and for use in ongoing clinical trials and studies. The August 27, 2024 opinion and order also granted Jazz’s motion for an ongoing royalty, pending additional briefing on the appropriate royalty rate. That briefing closed on September 23, 2024. On August 28, 2024, Avadel filed a notice of appeal concerning the August 27, 2024 injunction (the “Patent Appeal”). On September 3, 2024, Avadel moved in District Court to stay the August 27, 2024 injunction pending appeal. Briefing on that motion closed on September 16, 2024. On September 24, 2024, the District Court denied Avadel’s motion to stay the injunction pending appeal. On September 15, 2025, the Court issued an opinion and order requiring Avadel CNS to pay a future ongoing royalty of 3.85% on sales of LUMRYZ to Jazz through expiration of Jazz’s U.S. Patent No. 11147782 on February 18, 2036.

On September 6, 2024, Avadel moved the U.S. Court of Appeals for the Federal Circuit to stay the injunction pending appeal. Briefing on that motion closed on September 27, 2024. On October 2, 2024, the Federal Circuit granted Avadel’s motion in part, staying the injunction with respect to Avadel’s initiating new clinical trials or studies.

On September 10, 2024, the Federal Circuit entered a briefing schedule concerning the Patent Appeal. On September 30, 2024, Avadel filed its opening brief. Jazz filed its response brief on November 7, 2024. Avadel filed its reply brief on November 18, 2024. On October 2, 2024, the Federal Circuit placed the Patent Appeal on the February 2025 oral argument calendar. On February 7, 2025, the Federal Circuit heard oral argument in the Patent Appeal. On May 6, 2025, the Federal Circuit issued an opinion reversing or vacating important aspects of the District Court’s injunction. In particular, the Federal Circuit reversed the portions of the District Court's injunction that prohibited Avadel from offering open-label extensions to trial participants using LUMRYZ and from initiating new clinical trials or studies with LUMRYZ. The Federal Circuit also vacated the portion of the injunction that prohibited Avadel from applying for FDA approval of LUMRYZ for any indication beyond narcolepsy.

On June 17, 2025, Jazz filed a renewed motion for permanent injunction. On July 29, 2025, Avadel filed its answering brief opposition to Jazz’s motion. Jazz’s reply brief was filed August 19, 2025. On September 8, 2025, the Court entered an order denying Jazz’s motion.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Second Jazz Complaint

On August 4, 2021, Jazz filed another formal complaint (the “Second Complaint”) initiating a lawsuit in the Court against the Avadel Parties. In the Second Complaint, Jazz alleges the Proposed Product described in the NDA owned by Avadel CNS will infringe at least one claim of U.S. Patent No. 11077079. The Second Complaint further includes typical relief requests such as preliminary and permanent injunctive relief, monetary damages and attorneys’ fees, costs and expenses.

On September 9, 2021, the Avadel Parties timely filed their Answer and Counterclaims (the “Second Avadel Answer”) with the Court in response to the Second Complaint. The Second Avadel Answer generally denies the allegations set forth in the Second Complaint, includes numerous affirmative defenses (including, but not limited to, non-infringement and invalidity of the patent-in-suit), and asserts a number of counterclaims seeking i) a declaratory judgment of non-infringement of the patent-in-suit, and ii) a declaratory judgment of invalidity of the patent-in-suit.

On October 22, 2021, the Court issued an oral order stating that this case should proceed on the same schedule as the case filed on May 12, 2021.

On September 7, 2022, the case was reassigned to a new judge.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Third Jazz Complaint

On November 10, 2021, Jazz filed another formal complaint (the “Third Complaint”) initiating a lawsuit in the Court against the Avadel Parties. In the Third Complaint, Jazz alleges the Proposed Product described in the NDA owned by Avadel CNS will infringe at least one claim of U.S. Patent No. 11147782. The Third Complaint further includes typical relief requests such as preliminary and permanent injunctive relief, monetary damages and attorneys’ fees, costs and expenses. This case will proceed on the same schedule as the cases associated with the First and Second Complaints above.

On December 21, 2021, the Court entered a revised schedule for the First, Second and Third Complaints, setting a new claim construction date of August 31, 2022.

On January 7, 2022, Avadel CNS timely filed its Answer and Counterclaims (the “Third Avadel Answer”) with the Court in response to the Third Complaint. The Third Avadel Answer generally denies the allegations set forth in the Third Complaint, includes numerous affirmative defenses (including, but not limited to, non-infringement and invalidity of the patent-in-suit), and asserts a number of counterclaims seeking i) a declaratory judgment of non-infringement of the patent-in-suit, and ii) a declaratory judgment of invalidity/unenforceability of the patent-in-suit.

On September 7, 2022, the case was reassigned to a new judge.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Fourth Jazz Complaint

On July 15, 2022, Jazz filed another formal complaint (the “Fourth Complaint”) initiating a lawsuit in the Court against Avadel CNS. In the Fourth Complaint, Jazz alleges the Proposed Product described in the NDA owned by Avadel CNS will infringe at least one claim of the REMS Patent, which was asserted in the First Complaint. The FDA required Avadel CNS to file a Paragraph IV certification against the REMS Patent, which Avadel CNS did under protest, consistent with its Renewed Motion for Judgment on the Pleadings for the delisting of the REMS Patent from the Orange Book, which was later ordered to be delisted in the above First Jazz Complaint action. Avadel CNS provided the required notice of its Paragraph IV certification to Jazz, and Jazz reasserted the REMS Patent in a separate action following receipt of that notice. The Fourth Complaint further includes typical relief requests such as preliminary and permanent injunctive relief, monetary damages and attorneys’ fees, costs and expenses.

On September 7, 2022, the case was reassigned to a new judge.

On September 21, 2022, Jazz served the Fourth Complaint. On October 21, 2022, Avadel CNS timely filed its Answer and Counterclaims (the “Fourth Avadel Answer”) with the Court in response to the Fourth Complaint. The Fourth Avadel Answer generally denies the allegations set forth in the Fourth Complaint, includes numerous affirmative defenses (including, but not limited to, non-infringement and invalidity of the patent-in-suit), and asserts a number of counterclaims for i) a declaratory judgment of non-infringement of the patent-in-suit, ii) a declaratory judgment of invalidity/unenforceability of the patent-in-suit, iii) delisting of the patent-in-suit from the Orange Book; iv) monopolization under the Sherman Antitrust Act of 1890 (the “Sherman Act”); and v) attempted monopolization under the Sherman Act.

On December 9, 2022, Jazz filed a Motion to Dismiss Avadel’s Antitrust Counterclaims. Avadel filed its opposition brief on December 27, 2022, and Jazz filed its reply brief on January 6, 2022. On January 11, 2023, Avadel filed a request for oral argument on the motion. On May 24, 2024, the Court denied Jazz’s Motions to Dismiss. On June 7, 2024, Jazz filed its Answer to Avadel’s Counterclaims.

On March 6, 2023, the parties filed a stipulation of dismissal, dismissing Jazz’s claims with respect to the REMS Patent and Avadel CNS’s related non-infringement and invalidity counterclaims. The Court entered that stipulation on March 7, 2023.

On May 19, 2023, the Court issued a scheduling order establishing timing for litigation events including i) completion of fact discovery by March 14, 2024, and ii) a deadline for case dispositive motions of September 20, 2024. On January 23, 2024, the parties submitted a stipulation to extend the case schedule. On January 24, 2024, the Court ordered an extension of the case schedule, including i) completion of fact discovery by June 20, 2024 and ii) a deadline for case dispositive motions by January 31, 2025. On January 24, 2024, the Court issued an order setting a pretrial conference for October 30, 2025 and a 5-day trial to begin on November 3, 2025. On April 22, 2024, the parties submitted a stipulation extending certain pretrial deadlines, including i) extending completion of fact discovery to September 27, 2024 and ii) extending the deadline for case dispositive motions to April 4, 2025.

On June 29, 2023, Jazz filed a Motion to Stay the case, pending resolution of its Motion to Dismiss. Briefing on that Motion to Stay closed on August 10, 2023. On March 13, 2024, Jazz filed a Supplemental Motion to Stay, pending the resolution of the post-trial briefing and any appeals from the February Patent Trial. On May 24, 2024, the Court denied Jazz’s Motions to Stay. On June 7, 2024, Jazz filed a Motion for Reargument or in the Alternative to Certify an Appeal. Avadel filed its opposition brief on June 28, 2024. Jazz filed its reply brief on July 12, 2024. On September 25, 2024, Jazz sought leave to file a supplemental brief in support of its Motion to Stay. On October 4, 2024, the Court granted leave to Jazz to file its supplemental brief, which Jazz filed on October 7, 2024. Avadel filed its response on October 21, 2024. Jazz filed its reply on October 28, 2024.

On April 25, 2025, the parties filed Cross-Motions for Summary Judgment. The parties’ response briefs opposing the respective Motions for Summary Judgment are due May 23, 2025. The parties’ reply briefs were filed June 13, 2025. On September 15, 2025, the Court entered an order denying Jazz’s Motions for Summary Judgment. On October 2, 2025, the Court entered an order denying Avadel’s Motions for Summary Judgment.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Avadel Complaint

On April 14, 2022, Avadel CNS and Avadel Pharmaceuticals plc (collectively the “Avadel Plaintiffs”) filed a formal complaint (the “Avadel Complaint”) initiating a lawsuit in the Court against Jazz and Jazz Pharmaceuticals Ireland Ltd. (collectively, the “Jazz Parties”). In the Avadel Complaint, the Avadel Plaintiffs allege that the Jazz Parties breached certain confidential disclosure agreements and misappropriated certain of the Avadel Plaintiffs’ trade secrets. The Avadel Complaint further includes typical relief requests such as injunctive relief, monetary damages and attorneys’ fees, costs and expenses, as well as seeking correction of inventorship of certain Jazz patents, for which the Jazz Parties claim ownership, to include former Avadel Plaintiffs’ scientists.

On June 2, 2022, Jazz answered the Avadel Complaint. The Answer generally denies the allegations set forth in the Avadel Complaint and includes various affirmative defenses.

On July 8, 2022, Jazz filed a Motion for Judgment on the Pleadings seeking to have all Counts dismissed for failure to state a claim upon which relief can be granted. The Avadel Plaintiffs’ response to that Motion was filed with the Court on July 29, 2022. Jazz’s reply was filed with the Court on August 5, 2022. On February 2, 2023, the Court held a hearing on Jazz’s Motion for Judgment on the Pleadings.

On September 7, 2022, the case was reassigned to a new judge.

On February 2, 2023, the Court held a hearing on Jazz’s Motion for Judgment on the Pleadings.

On July 18, 2023, the Court denied Jazz’s Motion for Judgment on the Pleadings.

On August 15, 2023, the parties submitted competing proposed scheduling orders, and Avadel requested consolidation with the above First Jazz Complaint litigation. That request for consolidation was denied on November 3, 2023.

On November 17, 2023, the parties submitted an updated joint proposed scheduling order. On January 30, 2024, the parties agreed to a 6-week stay of discovery and submitted a proposed stipulation extending certain case deadlines to accommodate the same. On February 9, 2024, the parties submitted an updated proposed scheduling order consistent with that stipulation, setting the close of fact discovery for August 9, 2024 and a trial date of December 15, 2025.

On March 19, 2024, Jazz filed a Motion to Stay, pending the resolution of the post-trial briefing and any appeals from the February Patent Trial. On May 24, 2024, the Court denied Jazz’s Motions to Stay.

On May 10, 2024, the Court issued a scheduling order establishing timing for litigation events including i) completion of fact discovery by August 9, 2024, ii) a deadline for case dispositive motions of May 30, 2025, and iii) a 5-day jury trial beginning December 15, 2025. On June 11, 2024, the Court entered a stipulation by the parties extending certain case deadlines, including i) extending close of fact discovery to November 1, 2024 and ii) dispositive motions to July 18, 2025.

On July 3, 2024, Jazz filed an Amended Answer to the Avadel Complaint. The Amended Answer generally denies the allegations set forth in the Avadel Complaint and includes various affirmative defenses.

On September 6, 2024, Avadel and Jazz stipulated to stay proceedings pending the resolution of the Patent Appeal above, which the Court entered on September 9, 2024. Following resolution of the Patent Appeal above, the stay was lifted. On July 14, 2025,

Jazz filed a renewed motion to stay pending the resolution of post-trial motions and appeal from the February Patent Trial. On July 28, 2025, Avadel filed its answering brief in opposition. Jazz’s reply brief was filed August 4, 2025.

On July 16, 2025, the Court entered a scheduling order establishing timing for litigation events including i) a close of fact discovery of May 15, 2026, ii) a close of expert discovery February 26, 2027, iii) dispositive motions due April 2, 2027 and iv) a trial date of February 7, 2028.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Second Avadel Complaint

On January 3, 2025, Avadel CNS and Flamel Ireland Limited (“Flamel”) filed a formal complaint (the “Second Avadel Complaint”) initiating a lawsuit in the Court against the Jazz Parties. In the Second Avadel Complaint, Avadel CNS and Flamel allege that the Jazz parties infringe one or more claims of U.S. Patent No. 12167991 through, inter alia, the sale of XYWAV® in conjunction with its FDA-approved labeling. The Second Avadel Complaint includes typical requests for monetary damages and attorneys’ fees, as well as costs and expenses.

The Jazz Parties filed their Answer on June 11, 2025.

On September 23, 2025, the Court entered a scheduling order establishing timing for litigation events including i) a close of fact discovery September 11, 2026, ii) a close of expert discovery March 12, 2027, iii) dispositive motions due April 22, 2027, and iv) a trial date of September 11, 2028.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Third Avadel Complaint

On January 14, 2025, Avadel CNS and Flamel filed a formal complaint (the “Third Avadel Complaint”) initiating a lawsuit in the Court against the Jazz Parties. In the Third Avadel Complaint, Avadel CNS and Flamel allege that the Jazz parties infringe one or more claims of U.S. Patent No. 12186298 through, inter alia, the sale of XYWAV® in conjunction with its FDA-approved labeling. The Third Avadel Complaint includes typical requests for monetary damages and attorneys’ fees, as well as costs and expenses.

The Jazz Parties filed their Answer on June 11, 2025.

On September 23, 2025, the Court entered a scheduling order establishing timing for litigation events including i) a close of fact discovery September 11, 2026, ii) a close of expert discovery March 12, 2027, iii) dispositive motions due April 22, 2027, and iv) a trial date of September 11, 2028.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Fourth Avadel Complaint

On February 25, 2025, Avadel CNS and Flamel filed a formal complaint (the “Fourth Avadel Complaint”) initiating a lawsuit in the Court against the Jazz Parties. In the Fourth Avadel Complaint, Avadel CNS and Flamel allege that the Jazz parties infringe one or more claims of U.S. Patent Nos. 12226388 and 12226389 through, inter alia, the sale of XYWAV® in conjunction with its FDA-approved labeling. The Fourth Avadel Complaint includes typical requests for monetary damages and attorneys’ fees, as well as costs and expenses.

The Jazz Parties filed their Answer on June 11, 2025.

On September 23, 2025, the Court entered a scheduling order establishing timing for litigation events including i) a close of fact discovery September 11, 2026, ii) a close of expert discovery March 12, 2027, iii) dispositive motions due April 22, 2027, and iv) a trial date of September 11, 2028.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Fifth Avadel Complaint

On April 8, 2025, Avadel CNS and Flamel filed a formal complaint (the “Fifth Avadel Complaint”) initiating a lawsuit in the Court against the Jazz Parties. In the Fifth Avadel Complaint, Avadel CNS and Flamel allege that the Jazz parties infringe one or more claims of U.S. Patent No. 12,263,150 through, inter alia, the sale of XYWAV® in conjunction with its FDA-approved labeling. The Fifth Avadel Complaint includes typical requests for monetary damages and attorneys’ fees, as well as costs and expenses.

The Jazz Parties filed their Answer on June 11, 2025.

On September 23, 2025, the Court entered a scheduling order establishing timing for litigation events including i) a close of fact discovery September 11, 2026, ii) a close of expert discovery March 12, 2027, iii) dispositive motions due April 22, 2027, and iv) a trial date of September 11, 2028.

On October 21, 2025, the parties reached a settlement with respect to this pending case (see above within Settlement Agreement in this note for details regarding the settlement). On October 24, 2025, the parties filed a joint stipulation of dismissal with prejudice, which the Court entered on October 27, 2025.

Jazz’s Administrative Procedure Act Complaint

On June 22, 2023, Jazz filed an Administrative Procedure Act suit against the FDA, the U.S. Department of Health and Human Services, the Secretary of Health and Human Services and the Commissioner of Food and Drugs (the “Federal Defendants”) in the United States District Court for the District of Columbia (the “DC Court”) related to the NDA for LUMRYZ. This suit alleges that the FDA’s approval of LUMRYZ was an unlawful agency action and asks the DC Court to set aside FDA’s approval of LUMRYZ. On June 28, 2023, the DC Court granted Avadel CNS’s unopposed motion to intervene in the case to defend the FDA’s decision. On August 14, 2023, the Court entered a scheduling order establishing timing for litigation events including early summary judgment briefing closing December 22, 2023. On September 22, 2023, Jazz filed its Motion for Summary Judgment. On October 20, 2023, the FDA and Avadel filed their Cross Motions for Summary Judgment. Briefing on the parties’ motions closed January 4, 2024. On February 14, 2024, the Court set hearing for oral argument on the parties’ motions for February 27, 2024. On February 21, 2024, the Court rescheduled the oral argument to April 9, 2024. On April 2, 2024, the Court rescheduled the oral argument to May 10, 2024. On May 10, 2024, the Court heard oral argument on the parties’ motions. On October 30, 2024, the Court granted FDA and Avadel’s Motions for Summary Judgment with respect to the sole count in Jazz’s complaint and denied Jazz’s Motion for Summary Judgment regarding the same.

On November 15, 2024, Jazz filed a notice of appeal concerning the Court’s October 30, 2024 ruling (the “APA Appeal”). On January 31, 2025, Jazz filed its opening brief in the APA Appeal. FDA filed its response brief March 17, 2025. Avadel filed its response brief March 24, 2025. Jazz filed its reply brief April 7, 2025. On May 5, 2025, the D.C. Circuit heard oral argument in the APA Appeal. On June 27, 2025, the D.C. Court of Appeals, in a unanimous decision, affirmed the D.C. Court’s ruling and upheld the FDA’s approval of LUMRYZ.

Alkermes Transaction Complaints

On December 15 and December 17, 2025, two purported stockholders filed substantially similar complaints in the Supreme Court of the State of New York, County of New York, against the Company and the members of its Board of Directors, captioned Levin v. Avadel Pharmaceuticals plc, et al., Index No. 656488/2025 and Kent v. Avadel Pharmaceuticals plc, et al., Index No. 656549/2025 (together, the “Transaction Complaints”). The Transaction Complaints allege that the Company’s proxy statement filed in connection with the Company’s transaction with Alkermes contained materially misleading statements and omissions, assert claims for negligent misrepresentation and concealment and for negligence, and seek, among other relief, to enjoin the transaction, damages in the event the transaction is consummated, and attorneys’ fees. The Company has also received demand letters from other purported stockholders asserting substantially similar allegations and/or seeking additional disclosures in connection with the transaction. Now that the transaction with Alkermes has closed, the claims seeking to enjoining the transaction are moot and the Company believes that the remaining claims are without merit.

Material Commitments

The Company has a three year commitment with a CDMO to manufacture the LUMRYZ drug product of approximately $3,600 to $4,200 per year as determined by the terms of the agreement with the CDMO.

License Agreement

The Company has entered the License Agreement under which it is obligated to make contingent payments. See Note 4: License Agreement for additional details.

NOTE 15: Equity Instruments and Transactions

Capital Shares

The Company had 500,000 authorized ordinary shares (“ordinary shares”) with a nominal value of $0.01 per ordinary share. Effective April 15, 2024, the Company’s ordinary shares became directly listed on the Nasdaq Stock Market. The Company caused a mandatory exchange of its American Depositary Shares (“ADSs”) for the underlying ordinary shares on a one-for-one basis. Accordingly, the Bank of New York Mellon (“BNY Mellon”), as Depositary for the ADSs, issued a notice of termination of its American Depository Receipt program (“ADR Program”) of ADSs to the registered holders of ADSs according to the requirements under the deposit agreement dated January 3, 2017 (the “Deposit Agreement”) among the Company, BNY Mellon and holders of ADSs. The Deposit Agreement terminated on July 15, 2024. As of December 31, 2025, the Company had 98,092 ordinary shares issued and outstanding.

The Board of Directors was authorized to issue preferred shares in series, and with respect to each series, to fix its designation, relative rights (including voting, dividend, conversion, sinking fund, and redemption rights), preferences (including dividends and liquidation) and limitations. The Company had 50,000 authorized preferred shares, with a nominal value of $0.01 per preferred share. In March 2024, 5,194 Series A Non-Voting Convertible Preferred Shares and Series B Non-Voting Convertible Preferred Shares were converted to 5,194 ordinary shares at the option of the holders. Accordingly, there were no preferred shares issued and outstanding at December 31, 2024 or December 31, 2025.

Following the Transaction and effective February 23, 2026, the Company Shares were delisted from the Nasdaq Stock Market.

Shelf Registration Statement on Form S-3

On May 8, 2024, the Company entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) pursuant to which the Company could offer and sell its ordinary shares, from time to time, with respect to an at-the-market offering program (“ATM Program”) under which Jefferies will act as sales agent. The Sales Agreement provided that Jefferies will be entitled to aggregate compensation for its services of an amount up to 3.0% of the gross proceeds of any ordinary shares sold through Jefferies under the Sales Agreement. Effective February 12, 2026, in connection with the Transaction, the Company exercised its right to terminate the Sales Agreement.

The ordinary shares could be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-289355), filed with the SEC on August 7, 2025, as supplemented by the prospectus supplement included therein (the “2025 Prospectus Supplement”). This registration statement replaced the previous shelf registration statement on Form S-3 (File No. 333-267198), filed with the SEC on August 31, 2022, as amended, which was set to expire on September 12, 2025. The Company could offer and sell ordinary shares having an aggregate offering price of up to $100,000 under the 2025 Prospectus Supplement.

Prior to termination, the Company issued and sold 640 ordinary shares pursuant to the ADS Sales Agreement during the three months ended March 31, 2024, resulting in net proceeds to the Company of approximately $9,250. The Company did not issue or sell ordinary shares under at-the-market offering programs subsequent to March 31, 2024. In connection with the Company’s entry into the Transaction Agreement, it suspended sales under the ATM Program.

NOTE 16: Share-Based Compensation

Compensation expense included in the Company’s consolidated statements of income (loss) for all share-based compensation arrangements was as follows for the years ended December 31, 2025, 2024, and 2023:

Share-based Compensation Expense:	2025	2024	2023

Selling, general and administrative	$18,947	$19,532	$15,248
Research and development	842	856	563
Total share-based compensation expense	$19,789	$20,388	$15,811

As of December 31, 2025, the Company expects $18,486 of unrecognized expense related to granted, but non-vested share-based compensation arrangements to be incurred in future periods. As of December 31, 2025, this expense is expected to be recognized over a weighted average period of 1.9 years. However, upon the closing of the Transaction on February 12, 2026, all non-vested share-based compensation arrangements became fully vested, cancelled, and converted into the right to receive cash as stipulated in the terms of the Transaction Agreement.

On March 5, 2025, the Company granted options to purchase a total of 466 ordinary shares with market conditions to executive officers. The options vest in four equal increments if the volume-weighted average price of the Company’s ordinary shares during any 30-calendar day period over the five years after the grant date exceeds $11.00, $14.00, $17.00 and $19.09, respectively. The weighted average grant-date fair value per share of the market-based NQSOs was $6.15. All 466 market-based NQSOs vested during the year ended December 31, 2025. Share-based compensation expense related to market-based NQSOs was approximately $2,900 for the year ended December 31, 2025.

In 2022, the Company granted options with performance conditions to employees of which 50% vest upon the achievement of certain commercial milestones related to LUMRYZ and the other 50% vest one year following achievement of those milestones (“2022 Performance Options”). In May 2023, the achievement of the milestones related to the 2022 Performance Options became probable, and the Company recognized the compensation costs that would have been recognized had the performance factor been considered probable since the inception of the award. In June 2023, achievement of these milestones were met and 50% of the 2022 Performance Options vested. In June 2024, one year passed since achievement of these milestones were met and the remaining 50% of the 2022 Performance Options vested. As of December 31, 2024, the Company recognized $8,009 in share-based compensation expense for the 2022 Performance Options.

The excess tax benefit related to share-based compensation recorded by the Company was not material for the years ended December 31, 2025, 2024, and 2023.

Upon exercise of stock options, or upon the issuance of restricted share awards or performance share unit awards, the Company issues new shares.

At December 31, 2025, there were 3,157 shares authorized for stock option grants, restricted share award grants, and performance share unit award grants in subsequent periods.

Inducement Plan

In November 2021, the Board of Directors approved the Avadel Pharmaceuticals plc 2021 Inducement Plan (the “Inducement Plan”), which allows the Company to grant equity awards to induce highly-qualified prospective officers and employees who are not currently employed by the Company to accept employment and provide them with a proprietary interest in the Company. The maximum number of shares reserved and available for issuance under the Plan is 2,000 shares. As of December 31, 2025, the Company had 66 shares available for issuance under this Inducement Plan in subsequent periods.

Determining the Fair Value of Stock Options

The Company measures the total fair value of stock options on the grant date using the Black-Scholes option-pricing model and recognizes each grant’s fair value as compensation expense over the period that the option vests. Other than the market-based NQSOs and 2022 Performance Options described above, options are granted to employees of the Company and become exercisable ratably over four years following the grant date and expire ten years after the grant date. During the years ended December 31, 2025, 2024, and 2023, the Company issued stock options to its Board of Directors as compensation for services rendered that are exercisable one year following the grant date and expire ten years after the grant date. During the year ended December 31, 2024, the Company also issued stock options to its Board of Directors as compensation for services rendered that are exercisable ratably over three years following the grant date and expire ten years after the grant date.

The weighted-average assumptions under the Black-Scholes option-pricing model for stock option grants as of December 31, 2025, 2024 and 2023 are as follows:

Stock Option Assumptions:	2025	2024	2023

Stock option grants:
Expected term (years)	6.2	6.2	6.2
Expected volatility	102.3%	104.1%	100.1%
Risk-free interest rate	4.2%	4.3%	3.9%
Expected annual dividend yield	—	—	—

Expected term: The expected term of the options represents the period of time between the grant date and the time the options are either exercised or forfeited, including an estimate of future forfeitures for outstanding options. Given the limited historical data, the simplified method has been used to calculate the expected life.

Expected volatility: The expected volatility is calculated based on an average of the historical volatility of the Company’s stock price for a period approximating the expected term.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and a maturity that approximates the expected term.

Expected dividend yield: The Company has not distributed any dividends since its inception and have no plan to distribute dividends in the foreseeable future.

Stock Options

A summary of the combined stock option activity and other data for the Company’s stock option plans for the year ended December 31, 2025 is as follows:

		Weighted Average	Weighted Average
	Number of Stock	Exercise Price per	Remaining	Aggregate
Stock Option Activity and Other Data:	Options	Share	Contractual Life	Intrinsic Value

Stock options outstanding, January 1, 2025	11,792	$8.53
Granted	2,100	9.74
Exercised	(1,359)	8.14
Forfeited	(446)	10.96
Expired	(64)	11.89
Stock options outstanding, December 31, 2025	12,023	$8.68	6.59	$154,747
Stock options exercisable, December 31, 2025	10,855,664	$7.13	5.63	$117,549

The aggregate intrinsic value of options exercised during the years ended December 31, 2025, 2024, and 2023 was $11,555, $5,781, and $2,612, respectively.

The weighted average grant date fair value of options granted during the years ended December 31, 2025, 2024, and 2023 was $7.88, $11.34, and $9.14 per share, respectively.

Restricted Share Awards

Restricted share awards represent Company shares issued free of charge to employees of the Company as compensation for services rendered. The Company measures the total fair value of restricted share awards on the grant date using the Company’s stock price at the time of the grant. Restricted share awards granted to employees vest ratably over a range of one year to four years on each anniversary of the grant date. Compensation expense for such awards granted is recognized over the applicable vesting period. Additionally, during the years ended December 31, 2025 and 2024, the Company issued restricted stock awards to its Board of Directors that vest on the one-year anniversary of the award. The Company also issued restricted stock awards to its executive officers during the year end December 31, 2025 that vest ratably over four years on each anniversary of the grant date.

A summary of the Company’s restricted share awards as of December 31, 2025, and changes during the year then ended, is reflected in the table below.

Restricted Share Activity and Other Data:	Number of Restricted Share Awards	Weighted Average Grant Date Fair Value

Non-vested restricted share awards outstanding, January 1, 2025	150	$14.88
Granted	323	8.88
Vested	(96)	14.99
Forfeited	(28)	11.43
Non-vested restricted share awards outstanding, December 31, 2025	349	$9.57

The weighted average grant date fair value of restricted share awards granted during the years ended December 31, 2025 and 2024 was $8.88 and $15.36 per share, respectively. No restricted share awards were granted during the year ended December 31, 2023.

Performance Share Units Awards

Performance share units awards (“PSUs”) represent Company shares issued free of charge to employees of the Company as compensation for achieving specified results. The Company measures the total fair value of performance share unit awards on the grant date using the Company’s stock price at the time of the grant.

As of December 31, 2023, there were 555 performance share awards that did not have an accounting grant date due to the discretionary nature of the performance criteria. Accordingly, no grant date fair value was established and there were no performance share awards considered granted during the year ended December 31, 2023. In February 2024, 185 of the performance share awards that were tied to performance during the second half of 2023 were forfeited. No performance share awards were granted during the years ended December 31, 2025 and 2024.

Employee Share Purchase Plan

In 2017, the Board of Directors approved the Avadel Pharmaceuticals plc 2017 Avadel Employee Share Purchase Plan (“ESPP”). The total number of Company ordinary shares which may be issued under the ESPP is 1,000. The purchase price at which a share will be issued or sold for a given offering period will be established by the Compensation Committee of the Board (“Committee”) (and may differ among participants, as determined by the Committee in its sole discretion) but will in no event be less than 85% of the lesser of: (a) the fair market value of a Share on the offering date; or (b) the fair market value of a Share on the purchase date. During the years ended December 31, 2025, 2024 and 2023 the Company issued 119, 113, and 47 ordinary shares to employees, respectively. Expense related to the ESPP for the years ended December 31, 2025, 2024 and 2023 was immaterial.

NOTE 17: Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during each period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the diluted number of shares outstanding during each period. Except where the result would be anti-dilutive to net income (loss), diluted net income (loss) per share would be calculated assuming the exercise of outstanding equity compensation awards, ordinary shares expected to be issued under the Company’s ESPP, and the conversion of the Company’s preferred shares.

The dilutive effect of the stock options, restricted share awards, preferred shares and ordinary shares expected to be issued under the Company’s ESPP has been calculated using the treasury stock method.

A reconciliation of basic and diluted net income (loss) per share, together with the related shares outstanding in thousands for the years ended December 31, 2025, 2024 and 2023, is as follows:

Net Income (Loss) Per Share:	2025	2024	2023

Net income (loss)	$64,671	$(48,832)	$(160,276)

Weighted average shares:
Basic shares	97,053	95,141	80,174
Effect of dilutive securities—employee and director equity awards outstanding, ESPP, and preferred shares	3,975	—	—
Diluted shares	101,028	95,141	80,174

Net income (loss) per share - basic	$0.67	$(0.51)	$(2.00)
Net income (loss) per share - diluted	$0.64	$(0.51)	$(2.00)

Potential ordinary shares of 1,762, 1,410, and 513 were excluded from the calculation of weighted average shares for the years ended December 31, 2025, 2024 and 2023, respectively, because their effect was considered to be anti-dilutive or they were related to shares from PSUs for which the contingent vesting condition had not been achieved. For the years ended December 31, 2024 and 2023, the effects of dilutive securities were entirely excluded from the calculation of net loss per share as a net loss was reported in these periods.

NOTE 18: Comprehensive Loss

The following table shows the components of accumulated other comprehensive loss for the year ended December 31, net of tax effects:

Accumulated Other Comprehensive Loss:	2025	2024	2023

Foreign currency translation adjustment:
Beginning balance	$(24,744)	$(24,121)	$(24,452)
Net other comprehensive income (loss)	1,087	(623)	331
Balance at December 31,	$(23,657)	$(24,744)	$(24,121)

Unrealized gain (loss) on marketable debt securities, net
Beginning balance	$164	$954	$(1,889)
Net other comprehensive (loss) income, net of income tax expense of $0, $0, and $0, respectively	(164)	(790)	2,843
Balance at December 31,	$—	$164	$954
Accumulated other comprehensive loss at December 31,	$(23,657)	$(24,580)	$(23,167)

The effect on the Company’s consolidated financial statements of amounts reclassified out of accumulated other comprehensive loss was immaterial for all periods presented.

NOTE 19: Segment Information

The Company has determined that it operates in one segment, the development and commercialization of pharmaceutical products, including controlled-release therapeutic products based on its proprietary polymer-based and microparticle technologies. The Company’s Chief Operating Decision Maker is the Chief Executive Officer (“CEO”). The CEO reviews profit and loss information on a consolidated basis to assess performance and make overall operating decisions as well as resource allocations.

All products are included in one segment because the Company’s products have similar economic and other characteristics, including the nature of the products and production processes, type of customers, distribution methods and regulatory environment.

The following table provides information about the Company’s significant expenses provided to the CEO and includes the reconciliation to income (loss) before income taxes.

	Years Ended December 31,
	2025	2024	2023

Net product revenue	$279,139	$169,117	$27,963
Cost of products sold	15,820	15,277	846
Gross profit	263,319	153,840	27,117
Operating expenses:
Research and development expenses	42,017	15,196	13,261
Selling and marketing expense	82,110	84,962	79,596
General and administrative expense	103,995	76,478	56,419
Other segment items*	(35,013)	19,603	15,690
Total operating expenses	193,109	196,239	164,966
Operating income (loss)	70,210	(42,399)	(137,849)
Investment and other income, net	1,877	4,150	87
Interest expense	(9,310)	(10,830)	(9,886)
Loss on extinguishment of debt	—	—	(13,129)
Income (loss) before income taxes	$62,777	$(49,079)	$(160,777)

*For the years ended December 31, 2025, 2024 and 2023, the other segment items category includes quality and regulatory expenses and medical affairs expenses. For the year ended December 31, 2025, the other segment items category also includes the $57,343 gain on litigation settlement, net of contingent legal fees presented in the consolidated statements of income (loss).

Non-monetary long-lived assets primarily consist of property and equipment, goodwill, and operating right-of use-assets. The following table summarizes non-monetary long-lived assets by geographic region as of December 31, 2025 and 2024:

Long-lived Assets by Geographic Region:	2025	2024

U.S.	$18,877	$17,513
Ireland	7,673	12,210
Total	$26,550	$29,723

Amortization expense on long-lived assets was immaterial for the years ended December 31, 2025, 2024 and 2023.